Exhibit 12

                                                                       Form 10-Q
                                                                   For the Three
                                                                    Months Ended
                                                                  March 31, 1998


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)




Income from Continuing Operations
  Before Income Taxes .................................     $2,042

Less Interest Capitalized during
  the Period...........................................         57

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................         71

Add Fixed Charges......................................        170

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $2,226



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  105

Interest Portion of Rental Expense.....................         65

    Total Fixed Charges................................     $  170

Ratio of Earnings to Fixed Charges.....................       13.1